Exhibit 10.49

AMENDED AND RESTATED CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement (this “Agreement”) is dated as of December 27, 2003 by and between BriteSmile Development, Inc., a Delaware corporation, (the “Company”) and John Warner (the “Consultant”).

RECITALS:

WHEREAS, the Company engaged the Consultant pursuant to a Consulting Agreement (the “Original Agreement”) dated as of April 1, 2003;

WHEREAS, the Company and the Consultant desire to amend the Original Agreement in certain particulars, and to restate the terms and conditions of the consulting arrangement in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Engagement. Upon the terms and subject to the conditions of this Agreement, the Company retains and engages the Consultant and the Consultant accepts such engagement with the Company in the capacity hereinafter set forth. At all times during the term hereof, the Consultant shall be an independent contractor in providing consulting services hereunder, with the sole right to supervise, manage, operate, control and direct his performance incident to such consulting services. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of employee/employer or principal/agent, or otherwise create any liability whatsoever of either party with respect to the indebtedness, liabilities, obligations or actions of the other or any of their employees or agents, or any other person or entity. The Consultant shall indemnify and hold the Company harmless from and against any and all Federal, state and local withholding taxes on or in respect of any payments made to the Consultant by the Company.

2. Term of Consultancy. The term of the Consultant’s engagement by the Company under this Agreement shall commence on April 1, 2003 (the “Commencement Date”) and shall terminate on the Termination Date (as defined in Section 5 hereof) (the “Contract Period”).

3. Duties; Extent of Services. The Consultant shall furnish to the Company such advisory and consulting services as are requested from time to time by the Company that are within the areas of his experience at the time in question and that relate to the Company’s business. During the Contract Period, the number of hours per week to be devoted by Consultant during normal business hours shall be as follows:

•	During the period April 1, 2003 to October 31, 2003: 20 hours per week

•	During the period November 1, 2003 to the end of the Contract Period: 10 hours per week

Generally, the Consultant’s activities shall include but not to be limited to the following:

(i)	the development of products and equipment for the dental industry in general and, in particular, light devices for the human oral cavity;

(ii)	the creation of patents for such new products;

(iii)	the implementation of the transition from development to manufacturing of such dental devices;

(iv)	the coordination of medical testing of such dental devices; and

(v)	providing clinical study review and support

(vi)	strategic planning in areas of research and development

(vii)	acting as liaison with R. Eric Montgomery (“Montgomery”) with respect to the testing, development and production of the Technology, as that term is defined in the agreements between the Company and Montgomery and his affiliates and any other technology covered by any amendment or modification of such agreement including any new agreements with Montgomery and his affiliates.

4. Compensation.

(a) Fees. In consideration of the consulting services rendered by the Consultant hereunder, the Company will pay the Consultant during the Contract Period the sum of $10,000 per month for each month worked by the Consultant during those periods of the Contract Period in which Consultant works 20 hours per week (as set forth in Section 3, above), and $5,000 per month for each month worked by the Consultant during those periods of the Contract Period in which Consultant works 10 hours per week. The Company may withhold from payments due the Consultant hereunder any and all Federal, state and local withholding and similar taxes which it reasonably believes are required to be withheld, if any.

(b) Expenses. During the Contract Period the Company shall also reimburse the Consultant for all reasonable and properly documented out-of-pocket expenses incurred or paid by the Consultant in connection with the performance of his duties hereunder and in accordance with the general expense reimbursement policy of the Company then in effect.

(c) Options. In consideration of his services hereunder, effective at the commencement of the Original Agreement, April 1, 2003, the Consultant was awarded stock options to purchase 16,665 shares of BriteSmile, Inc.’s common stock at $10.77 per share. Under the Original Agreement, the stock options were subject to a vesting schedule. Effective the date of this Agreement, December 27, 2003, all of the stock options vest and are immediately exercisable. Unless terminated sooner as may be provided herein, the stock options have a ten year term.

(d) Royalty. The Company will pay the Consultant a royalty of five percent (5%) of the net sales (net of discounts, returns, allowances and other royalties paid) of the Magic Mirror product (the “Royalty”). The Royalty will be paid quarterly within forty-five (45) days after the end of each calendar quarter. The Royalty shall be paid to the Consultant for the longer of: (i) a period of five (5) years commencing as of the date of the Original Agreement or (ii) as long as the Consultant is employed by Company as a consultant or otherwise.

5. Termination Provisions. Unless terminated in accordance with subsection (a), (b) or (c) hereof, the Contract Period shall terminate, and the Consultant’s engagement hereunder shall cease, on March 31, 2004; provided, however, that commencing on March 31, 2004 and each anniversary thereafter the Contract Period shall be extended for an additional year from March 31, 2004 or such anniversary as the case may be unless not later than 15 days prior to such automatic extension date the Company or the Consultant shall have given notice that such party does not want to extend the Contract Period in which case the Contract Period shall end on March 31, 2004 or, if later, on the date to which the Contract Period was last automatically extended. The date on which this Agreement terminates is referred to herein as the “Termination Date.” In no event shall the Termination Date occur later than March 31, 2006 (three years after the commencement of the Original Agreement). Upon such termination the Consultant shall be entitled to receive, as and when it would have been received in the ordinary course if such termination had not occurred, all of that portion of the payments as shall have accrued but not yet been paid under Section 4(a) through the Termination Date. Except as otherwise provided in this Section 5 and except for Sections 4(c), 4(d), 6-8 and 10 hereof (which shall survive the Termination Date), upon the Termination Date all rights and obligations of the parties under this Agreement shall immediately and automatically terminate and be of no further force or effect.

(a) Termination By Reason of Death. The Contract Period shall automatically terminate on the date of the Consultant’s death (such date being the Termination Date). Upon termination of the Contract Period in accordance with this paragraph, the Company shall have no further liability to make payments to the Consultant after the Termination Date except as provided in the introductory paragraph of this Section 5.

(b) Termination For Cause. The Company may terminate the Contract Period for Cause, as hereinafter defined, immediately upon written notice to the Consultant (the date of the Company’s giving of such notice being the Termination Date). For purposes of this Agreement, “Cause” shall mean (A) a material breach by the Consultant of any provision of this Agreement, including without limitation, any breach of Sections 6 or 7 hereof; (B) one or more acts of dishonesty of the Consultant or one or more acts by the Consultant in violation of any applicable securities laws which, in either case, are materially detrimental to the best interests of the Company; or (C) any material act or omission by the Consultant involving willful malfeasance or gross negligence in the performance of his duties hereunder which occurs or continues to occur more than 30 days after notice thereof is given to the Consultant by the Company. Upon termination of the Contract Period in accordance with this paragraph the

Company shall have no further liability to make payments to the Consultant after the Termination Date except as provided in the introductory paragraph of this Section 5.

(c) Unilateral Termination by the Company. The Company shall have the right and option at any time upon 30 days written notice to the Consultant to terminate the Contract Period for any reason or for no reason whatsoever whereupon the Consultant shall cease performing any services hereunder (the date that is 30 days after the date of the Company’s giving of such notice being the Termination Date).

6. Covenants.

(a) Confidentiality. During the Contract Period and for 10 years thereafter, the Consultant agrees and acknowledges that the Confidential Information (as defined below) of the Company is valuable, special and unique to its business; that such business depends on such Confidential Information; and that the Company wishes to protect such Confidential Information by keeping it confidential for the use and benefit of the Company. The Consultant further acknowledges that any use or disclosure by him of the Confidential Information other than in strict accordance with the terms of this Agreement would be wrongful and would cause the Company irreparable injury. Based upon the foregoing, with respect to such Confidential Information, the Consultant agrees:

(i) to keep any and all Confidential Information in trust for the sole use and benefit of the Company;

(ii) except as required by applicable law after prior written notice to the Company sufficient for it to take steps to continue to protect the Confidentiality of the Confidential Information or as required in furtherance of the business of the Company in accordance with the terms hereof, not to use or disclose, directly or indirectly, any Confidential Information of the Company;

(iii) to take all steps necessary or reasonably requested by the Company to ensure that all Confidential Information is kept confidential for the sole use and benefit of the Company; and

(iv) at any time that the Company may in writing request, to deliver promptly to the Company all materials constituting Confidential Information (including all written, graphic, facsimile, encoded or recorded copies thereof) of the Company that are in his possession or under his control without making or retaining any facsimile, encoded or recorded copy or extract from such materials.

For purposes of this Section 6(a), “Confidential Information” means any and all information developed by or for, or possessed by, the Company during the Contract Period, or any time prior thereto, whether or not developed by the Consultant that is (A) not generally known in any industry in which the Company does business as of the date hereof or during the Contract Period or (B) not publicly available (including for this purpose information that is publicly available solely because of a breach by the Consultant of the provisions hereof).

(b) Exclusivity. During the Contract Period, the Consultant shall not act as a consultant to, employee, officer, director or agent of any enterprise engaged in, or which proposes to engage in, (i) cleaning or treating human teeth and (ii) treating the human oral cavity.

(c) Compliance With Laws. In performing his duties hereunder the Consultant agrees to comply with all applicable governmental laws, rules and regulations and all applicable policies and procedures of the Company.

7. Improvements and Inventions.

(a) Disclosure of All Improvements and Inventions. All designs, discoveries, ideas and inventions, whether or not patentable, copyrightable or protectable as trade secrets, and all innovations, improvements, variations, modifications, and substitutions in each case to the extent relating to the dental business, including but not limited to the process of cleaning or treating human teeth in particular and the human oral cavity in general with a light source or relating to “curing” or other materials used in the treatment of human teeth or for use or treatment in the human oral cavity, whether or not patentable, copyrightable or protectable as trade secrets, including all patent and patent application rights and copyright and copyright application rights relating thereto which the Consultant may make or conceive jointly or commonly with others during the Contract Period in the course of performing his duties for the Company based, in whole or in part, upon the Confidential Information, or resulting, in whole or in part, from any, other resources, supplies, facilities or equipment or business, technical or financial information or materials provided by the Company are hereafter collectively referred to as “Inventions”. The Consultant shall promptly disclose all Inventions to the Company.

(b) Assignment of Inventions.

(i) In consideration of the compensation payable to the Consultant under Section 4 hereof, the Consultant agrees that all Inventions described in paragraph (a) above shall be the sole and exclusive property of the Company and available to the Company at all times. At the request of the Company, the Consultant agrees to sell, assign, transfer and set over to the Company, or its nominee, without royalty or any additional consideration, his entire right, title and interest in, to and under any and all Inventions.

(ii) The Consultant agrees to execute, both during and after the Contract Period, such documents as the Company shall deem necessary or desirable for the transfer of such rights, titles and interests described in clause (i) above to it or its designee and for the preparation, filing, prosecution and procuring of trademark, copyright and/or patent applications and/or trademarks, copyrights and letters patent in any country of the world and for the transfer of interests therein, including the execution of original, divisional, continuing and reissue applications, preliminary statements, affidavits, and concessions.

(iii) The Consultant further agrees that if it is legally or otherwise impossible for the Company or its designees or assignees to apply for any such trademark, copyright or letters patent, or if any court or other body with appropriate jurisdiction finds the transfer of trademark, copyright or patent rights and/or other rights in any Invention to the Company hereunder to be unenforceable for any reason, then, in any such case, the Consultant in lieu of the Company shall pursue such trademark, copyright or letter patent in his own name and shall grant the Company the first option to an exclusive license, at a de minimis royalty to be negotiated in good faith based on the respective parties’ contributions and relevant industry standards, to utilize the trademark or copyright or to manufacture, utilize and/or sell Inventions which constitute and/or contain such patent, trade secret, know-how and/or other proprietary information. If such a license is not created, then the Company shall be able to use such Invention or substance on a non-exclusive, royalty-free basis.

(iv) The Consultant agrees to give testimony in any court action or administrative proceeding with respect to any matters mentioned above. The Consultant shall be paid at a rate of $500 per diem, plus reimbursement of all reasonable expenses, for any services under this Section 7(b)(iv).

8. Reimbursement for Assignment of Inventions. The Company shall reimburse the Consultant for all reasonable and properly documented out-of-pocket expenses actually incurred by him in the performance of any of the terms of Section 7 hereof, including the preparation of documents, drawings, models and plans, the transfer and assignment of Inventions and any travel required to fulfill any obligation thereunder.

9. Representations and Warranties of Consultant. The Consultant hereby represents and warrants to the Company that the execution, delivery and performance by the Consultant of this Agreement will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time or both) a default under, any agreement or instrument to which the Consultant is a party or by which he is bound or any other legally enforceable duty of the Consultant to any former employer or person or entity for whom he has previously provided consulting or employment services.

10. Indemnification.

(a) The Company hereby indemnifies and agrees to hold the Consultant harmless against any Claim made by any third party arising from or incidental to the Consultant’s services pursuant to this Agreement and against all expenses including, but not limited to, judgments, fees or other costs (including reasonable attorney’s fees) relating thereto. “Claim” means any threatened, pending or completed action, cause of action, suit or proceeding, whether civil, criminal, administrative or other including:

(i) all Claims by any third party that any device, product or other invention or work owned, licensed, sold or distributed by the Company infringes upon or misappropriates patent rights of such third party, unless such infringement also involves a willful infringement or misappropriation of such rights by the Consultant; and

(ii) any product liability lawsuit.

The indemnification provided herein shall be available whether the Consultant is a party to or witness or other participant in, or threatened to be made a party to, witness or other participation in any Claim.

(b) The Company shall have the right to defend any Claim with respect to which indemnification is owed hereunder with counsel of its own choosing, and the Consultant will cooperate in the defense of such action at the Company’s expense. The provisions of this Agreement shall survive termination of this Agreement.

(c) Upon Company’s reasonable request, and subject to the indemnification set forth above, the Consultant agrees to serve from time to time as a witness with respect to Claims.

11. Successor. Neither this Agreement, nor any right, obligation or interest hereunder, may be assigned by the Consultant without the prior written consent of the Company which shall not be unreasonably withheld. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Consultant and his successors and permitted assigns.

12. Waiver of Breach. The waiver by the Company or the Consultant of a breach of any provision of this Agreement by the other party shall not be construed as a waiver of any subsequent or continuing breach of the same provision or of any other provision of this Agreement.

13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by hand, or mailed by first-class certified mail, postage prepaid and return receipt requested, or facsimiled or sent by reputable overnight courier addressed as follows:

If to the Company:

BriteSmile Development, Inc.

490 North Wiget Lane

Walnut Creek, California 94598

Telephone No.: (925) 941-6260

Facsimile No.: (925) 941-6266

Attention: Nhat H. Ngo

With a copy to:

Durham, Jones & Pinegar, P.C.

111 East Broadway, Suite 900

Salt Lake City, Utah 84111

Telephone No.: 801-415-3000

Facsimile No.: 801-415-3500

Attention: Jeffrey M. Jones, Esq.

If to the Consultant:

John W. Warner

41 School St. PO Box 80

Warner, NH 03278

Telephone No.: 603-456-2740

Facsimile No.: 603-456-3551

or, in each case, at such other address as may from time to time be specified to the other party in a notice similarly given.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

15. Expenses. All costs and expenses (including attorneys’ fees) incurred in connection with the negotiation and preparation of, or any claim, dispute or litigation pertaining to, this Agreement shall be paid by the party incurring such expenses.

16. Entire Agreement. This Agreement contains the entire agreement of the parties and their affiliates relating to the subject matter hereof and supersedes all prior agreements, representations, warranties and understandings, written or oral, with respect thereto.

17. Severability.

(a) Generally. If any term or provision of this Agreement or the application thereof to any person, property or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons, property or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(b) Duration and Scope of Certain Covenants. Without limiting paragraph (a) above, if any court determines that any of the covenants contained in Sections 6 or 7, or any part of such covenants, is unenforceable because of the duration or scope of such covenant or provision, such court shall have the power to and is hereby requested to reduce the duration or scope of such covenant or provision, as the case may be, to the extent necessary to make such covenant or provision enforceable, and in its reduced form, such covenant or provision shall then be enforceable.

18. Remedies. The Consultant acknowledges and agrees that he has entered into this Agreement in consideration of the Company’s covenants herein and that the covenants and obligations of the Consultant contained in the Agreement, including in Sections 6 and 7 hereof relate to special, unique and extraordinary matters and are reasonable and necessary to protect the legitimate interests of the Company and that a breach of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies at law are not available. Therefore the Consultant agrees that the Company shall be entitled to an injunction, restraining order, or other equitable relief on a temporary or other basis restraining the Consultant from any such breach.

19. Amendments, Miscellaneous, Etc. Neither this Agreement, nor any term hereof, may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which such change, waiver, discharge or termination is sought to be enforced. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement effective December 27, 2003.

BRITESMILE DEVELOPMENT, INC.

By	/s/ Nhat H. Ngo

Nhat H. Ngo Chief Operating Officer

/s/ John Warner

JOHN WARNER